UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)      January 8, 2008

KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

Delaware	000-07340	36-2472410

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

600 Kellwood Parkway, St. Louis, Missouri	63017

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code      (314) 576-3100

Not Applicable

(Former name or former address, if changed since last report)

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On January 8, 2008, the Company announced that it completed the sale of its Smart Shirts manufacturing operations and related real estate assets in two separate transactions resulting in gross proceeds of approximately $162 million in cash in the aggregate. Kellwood received approximately $121 million in cash at closing from the sale of the Smart Shirts business from Youngor Group Co., Ltd. Separately, the Company sold its Smart Shirts real estate assets in Hong Kong to Bright Treasure Development Ltd. for approximately $41 million in cash. The proceeds from the transactions will be used to repurchase shares and reduce debt.

Pro forma financial information with respect to the sale will be filed within four days of the Closing.

A copy of the Company’s press release announcing the closing of the sale of Smart Shirts is attached as Exhibit 99.1.

ITEM 8.01	OTHER EVENTS

On January 9, 2008, Kellwood Company announced that it commenced a cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 utilizing a portion of the proceeds from the sale of its Smart Shirts business. The tender offer will expire at midnight, New York City time, on Wednesday, February 6, 2008, unless extended or earlier terminated.

Under the terms and conditions of the tender offer, holders who tender their Notes on or prior to 5:00 p.m., New York City time, on January 23, 2008 will be eligible to receive the total consideration of $1,035 per $1,000 principal amount of Notes tendered, which includes an early tender premium of $30 per $1,000 principal amount of Notes tendered. Under the terms and conditions of the tender offer, Holders who tender their Notes after 5:00 p.m., New York City time, on January 23, 2008 and on or prior to midnight, New York City time, on February 6, 2008 will be eligible to receive only the tender offer consideration of $1,005 per $1,000 principal amount of Notes tendered, namely the total consideration minus the early tender premium. In addition, holders will receive in respect of purchased Notes accrued and unpaid interest to, but not including, the date payment for such Notes is made. Under the terms and conditions of the tender offer, if the aggregate principal amount of Notes validly tendered and not properly withdrawn exceeds $60,000,000, Kellwood will accept Notes for purchase on a pro rata basis. Payment for purchased Notes will be made in same day funds one business day after the expiration of the offer, or as soon as practicable thereafter.

The tender offer is conditioned upon the satisfaction or waiver of certain conditions. If any of the conditions are not satisfied or waived, Kellwood is not obligated to accept for purchase or pay for, and may delay the acceptance for purchase of, any tendered Notes, and may terminate the tender offer. Full details of the terms and conditions of the tender offer are included in the Company’s Offer to Purchase dated January 9, 2008 and the related Letter of Transmittal.

J.P. Morgan Securities Inc. will act as sole Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact J.P. Morgan Securities Inc. at (866) 834-4666 (toll-free) and (212) 834-3424 (collect). Requests for documents may be directed to Global Bondholder Services Corporation, the Information Agent for the offer, at (212) 430-3774 or (866) 470-3900.

The foregoing is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other security. The tender offer is made only by an Offer to Purchase dated January 9, 2008 and the related Letter of Transmittal. Statements in the press release regarding the offering of registered debt securities shall not constitute an offer to sell or a solicitation of an offer to buy such securities. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, they shall be deemed to be made by the Dealer Manager on behalf of Kellwood.

A copy of the Company’s press release announcing the debt tender offer is attached as Exhibit 99.2.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits
	Exhibit Number	Description

99.1	Press release, dated January 8, 2008 announcing the closing of the sale of Smart Shirts.
99.2	Press release, dated January 9, 2008, announcing the tender offer for Notes due 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLWOOD COMPANY

(Registrant)

DATE January 9, 2008	BY:	/s/ Thomas H. Pollihan

Thomas H. Pollihan
Executive Vice President, Secretary
and General Counsel